Free Writing Prospectus	Filed Pursuant to Rule 433(d)

Registration Statement No. 333-182490

TERM SHEET

Dated May 20, 2015

Issuer:	Japan Bank for International Cooperation (JBIC)

Security:	1.750% Guaranteed Bonds due May 28, 2020 (the “5-year Securities”) and 2.500% Guaranteed Bonds due May 28, 2025 (the “10-year Securities”)

Expected Ratings:	Moody’s: A1/stable outlook; S&P: AA-/negative outlook

Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time

Guarantee:	Payments of principal and interest are unconditionally and irrevocably guaranteed by Japan

Ranking:	Senior unsecured

Currency / Principal Amount:	5-year Securities: U.S.$1,000,000,000

10-year Securities: U.S.$1,500,000,000

Denomination:	U.S.$200,000 x U.S.$2,000

Pricing Date:	May 20, 2015

Settlement Date:	May 28, 2015

Maturity Date:	5-year Securities: May 28, 2020

10-year Securities: May 28, 2025

Coupon:	5-year Securities: 1.750% (Semi-annual, 30/360)

10-year Securities: 2.500% (Semi-annual, 30/360)

Interest Payment Dates:	5-year Securities: May 28 and November 28 of each year, commencing November 28, 2015 and ending May 28, 2020

10-year Securities: May 28 and November 28 of each year, commencing November 28, 2015 and ending May 28, 2025

Redemption after the Occurrence of a Tax Event:	JBIC may redeem all, but not less than all, of the bonds in the event of certain changes relating to Japanese taxation at 100% of the principal amount thereof plus accrued interest thereon and any additional amounts JBIC is required to pay, as described in the prospectus supplement

Price to Public:	5-year Securities: 99.434%, plus accrued interest, if any, from May 28, 2015

10-year Securities: 99.447%, plus accrued interest, if any, from May 28, 2015

Underwriting Discount:	5-year Securities: 0.125%

10-year Securities: 0.175%

Proceeds, before Expenses, to JBIC:	5-year Securities: 99.309%, plus accrued interest, if any, from May 28, 2015

10-year Securities: 99.272%, plus accrued interest, if any, from May 28, 2015

Benchmark U.S. Treasury:	5-year Securities: 1.375% due April 30, 2020

10-year Securities: 2.125% due May 15, 2025

Benchmark Yield:	5-year Securities: 1.551%

10-year Securities: 2.239%

Spread:	5-year Securities: 31.8bps

10-year Securities: 32.4bps

Yield to Investors:	5-year Securities: 1.869%

10-year Securities: 2.563%

Joint Lead Managers:	Barclays Bank PLC

Citigroup Global Markets Inc.

The Hongkong and Shanghai Banking Corporation Limited

J.P. Morgan Securities plc

Format:	SEC-Registered

Clearing Systems:	Euroclear and Clearstream (International global bond held at the common depositary); DTC (DTC global bond)

International Global Bond ISIN:	5-year Securities: XS1234265764

10-year Securities: XS1234265848

International Global Bond Common Code:	5-year Securities: 123426576

10-year Securities: 123426584

DTC Global Bond ISIN:	5-year Securities: US471048AN83

10-year Securities: US471048AP32

DTC Global Bond Common Code:	5-year Securities: 123464036

10-year Securities: 123464613

DTC Global Bond CUSIP:	5-year Securities: 471048 AN8

10-year Securities: 471048 AP3

Use of Proceeds:	The net proceeds of the issue of the bonds will be used for the financing operations of JBIC

Governing Law:	New York

Listing:	Luxembourg Stock Exchange’s Euro MTF Market

You can access JBIC’s most recent prospectus satisfying the requirements of Section  10 of the United States Securities Act of 1933, as amended, at the following website:

http://www.sec.gov/Archives/edgar/data/1551322/000119312515192623/d905289d424b5.htm

Each purchaser of the bonds offered hereby will be deemed to have represented that it is a person who falls into the category of (i) or (ii) as set forth on page S-3 of the foregoing prospectus supplement.

JBIC has filed a registration statement (including a prospectus) with the United States Securities and Exchange Commission (SEC) for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents JBIC has filed with the SEC for more complete information about JBIC and this offering. You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, JBIC, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling Barclays Bank PLC toll-free from the United States at 1-888-603-5847, Citigroup Global Markets Inc. at 1-800-831-9146, The Hongkong and Shanghai Banking Corporation Limited toll-free from the United States at 1-866-811-8049, or J.P. Morgan Securities plc toll-free from the United States at 1-866-430-0686.